Exhibit (g)

Custodian Agreement

SCHEDULE II

THIS SCHEDULE II, amended and restated effective as of March 31, 2015, is Schedule II to that certain Custody Agreement dated as of June 30, 2012 between The Bank of New York Mellon and each investment company listed below.

Fund/Portfolios	Tax Identification Number
Sit Mutual Funds, Inc.
Sit International Growth Fund	41-1702614
Sit Balanced Fund	41-1765802
Sit Developing Markets Growth Fund	41-1776753
Sit Small Cap Growth Fund	41-1776754
Sit Global Dividend Growth Fund	26-3169046
Sit Dividend Growth Fund	65-1210775
Sit Small Cap Dividend Growth Fund	47-3239155

Sit Mutual Funds II, Inc.
Sit Tax-Free Income Fund	41-1492048
Sit Minnesota Tax-Free Income Fund	41-1764324
Sit Quality Income Fund	90-0902874
Sit Mid Cap Growth Fund, Inc.	41-1414580

Sit Large Cap Growth Fund, Inc.	41-1414579

Sit U.S. Government Securities Fund, Inc.	41-1570831

SIT MUTUAL FUNDS INC.

SIT MUTUAL FUNDS II, INC.

SIT MID CAP GROWTH FUND, INC.

SIT LARGE CAP GROWTH FUND, INC.

SIT U.S. GOVERNMENT SECURITIES FUND, INC.

By: /s/ Matt Wiebke
Name: Matt Wiebke
Title: Mgr - Investment Fund Admin.

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan
Name:	Robert Jordan
Title:	Managing Director
Date:	3-24-15

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